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          EMPLOYMENT CONTRACT dated as of April 12, 1993, by and between Sacks
Electrical Supply Co., Inc.("Employer"), an Ohio corporation and wholly-owned subsidiary of Willcox & Gibbs, Inc. ("W&G"), whose business address is 530 Fifth Avenue, New York, New York 10036, and Jules Altshuler, whose business address is 711 Johnston St., Akron, Ohio 44306-0187 ("Employee").

          Employer desires to engage Employee to perform services as a senior manager of Employer, and Employee desires to perform such services, on the terms and conditions hereinafter set forth.

          Accordingly, Employer and Employee agree as follows:

          1.   TERM

          Employer agrees to employ Employee to perform services in a senior executive capacity of Employer for a period commencing with the date hereof and ending on the third anniversary of the date hereof or such shorter period as may be provided for herein (the "Employment Period").

          2.   NATURE OF SERVICES

          Initially and for so long during the Employment Period as is required by Employer's Board of Directors, Employee shall be employed as President and Chief Executive Officer of Employer and shall perform such duties as shall be assigned to him by, and in the performance of his duties shall be subject to the direction of, the Chief Executive Officer of W&G or his designee.

          3.   AGREEMENT TO SERVE

          Employee agrees to his employment as described in Section 2, and agrees to devote all his business time and efforts to the performance of his duties under this Employment Contract. Employee agrees that, in the course of his employment, he will faithfully observe and carry out all of the duties and responsibilities customarily owed by an employee to his employer.

          4.   COMPENSATION

          In consideration of his services hereunder, Employer shall pay Employee, for the period in which he renders such services pursuant to this Employment Contract:

               (a) Salary at the rate fixed from time to time by the Board of Directors of Employer, which shall not be less than $147,000 per annum, payable no less frequently than monthly in equal installments.

               (b) A bonus payment determined pursuant to the Profit Sharing Plan, as amended, attached hereto as Annex A.


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          5.   EXPENSES; VACATIONS; FRINGE BENEFITS

          Employee shall be entitled to: (i) reimbursement for reasonable travel, entertainment and other expenses properly incurred in the performance of his duties hereunder upon submission of vouchers in accordance with W&G's standard procedures as in effect from time to time, (ii) reasonable vacations in accordance with Employer's regular practices governing employees having duties generally comparable to Employee's, (iii) group insurance and other group benefits comparable to those provided by Employer to its employees and (iv) an allowance of $8,160 per annum, to reimburse Employee for use of his automobile for business purposes of Employer, plus reimbursement of Employee's out-of-pocket costs for maintenance, registration fees and fuel relating to such use of such automobile. In addition, Employee shall be entitled to benefits substantially equivalent to those provided by Employer as of the date hereof under the employee benefit plans listed on Annex B hereto, subject to modifications required by law or prudent business practices.

          6.   NON-COMPETITION

          Employee agrees that he will not, directly or indirectly (individually or for, with or through any other person, firm or corporation), (i) compete with W&G, Employer or any subsidiary or other affiliate of W&G or Employer or any successors or assigns of their businesses during the Employment Period with respect to any business carried on by W&G, Employer or any such subsidiary or other affiliate, successor or assign at any place within the United States, or
(ii) for a period of one year after the end of the Employment Period, compete with W&G, Employer or any subsidiary or other affiliate of W&G or Employer or any successors or assigns of the businesses conducted by W&G or Employer, with respect to any line of business conducted by such entities that Employee was involved with at anytime during the Employment Period at any place within the United States. If any court shall determine that the duration or geographical limit of the foregoing restriction is unenforceable, it is the intention of the parties that the foregoing restriction shall not be terminated but shall be deemed amended to the extent required to render it valid and enforceable, such amendment to apply only with respect to the operation of this Section 6(a) in the jurisdiction of the court that has made the adjudication.

          7.   PATENTS; INVENTIONS

          All of Employee's interest in patents, patent applications, inventions, technological innovations, copyrights, developments and processes now or hereafter during the Employment Period owned or developed by Employee relating to the business of W&G, Employer or any subsidiary or other affiliate of either of them shall belong to the Employer, and without further compensation, but at Employer's expense, forthwith upon request of Employer, Employee shall execute any and all such assignments and other documents and take any and all such other action as Employer may reasonably request in order to vest in the Employer all Employee's right, title and interest in and to such patents, patent applications, inventions, technological innovations, copyrights, developments or processes, free and clear of liens, charges and encumbrances.



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          8.   CONFIDENTIAL INFORMATION

          All confidential information which Employee may now have or may obtain during the Employment Period relating to the business of W&G, Employer or any subsidiary or other affiliate of either of them shall not be disclosed to any other person during and after the termination of the Employment Period without the prior written permission of Employer, and Employee shall return all tangible evidence of such confidential information to Employer prior to or at the termination of the Employment Period. Such information shall not include any information otherwise publicly known without assistance from Employee.

          9.   SPECIFIC PERFORMANCE

          Employee acknowledges that the restrictions contained in Sections 6, 7 and 8 above are a reasonable and necessary protection of the immediate interests of Employer, that any violation of these restrictions would cause substantial injury to Employer and that Employer would have not entered into this Employment Contract with Employee without receiving the additional consideration offered by Employee in binding himself to these restrictions. In the event of a breach or threatened breach by Employee of these restrictions, Employer shall be entitled to apply to any court of competent jurisdiction for an injunction restraining Employee from such breach or threatened breach; PROVIDED, HOWEVER, that the right to apply for an injunction shall not be construed as prohibiting Employer from pursuing any other available remedies for such breach or threatened breach.

          10.  WITHHOLDING OF TAXES

          Any payments to Employee or his designated beneficiary or beneficiaries pursuant to the terms of this Employment Contract shall be reduced by such amounts as are required to be withheld with respect thereto under all present and future federal, state and local tax laws and regulations and other laws and regulations.

          11.  TERMINATION

          Notwithstanding anything herein contained:

               (a) If Employee shall die during the Employment Period, his estate shall be entitled to receive his salary at the rate provided in Section 4(a) to the end of the calendar month in which his death occurs.

               (b) If, during the Employment Period, Employee shall become physically or mentally incapacitated or disabled for a period of three consecutive months, then Employer shall have the right to give immediate notice of termination of Employee's services hereunder, whereupon Employee shall be entitled to receive his salary at the rate provided in
                    Section 4(a) to the end of the calendar month in which termination occurs.


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                                                                         4

               (c) Employer shall have the right to give immediate notice of termination of Employee's services hereunder as of a date specified in such notice for "cause," in which case all rights of Employee hereunder shall terminate as of such specified date. For purposes of this provision, "cause" shall mean Employee's conviction of, or plea of "no contest" to, a felony or any other crime involving dishonesty or moral turpitude, failure to follow a directive of the Board of Directors of Employer or a breach by Employee of his obligations under this Agreement.

          12.  ENTIRE AGREEMENT

          This Employment Contract sets forth the entire understanding of the parties with respect to the subject matter herein and may be modified only by a written instrument duly executed by each party.

          13.  NOTICES

          Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be mailed by registered mail, return receipt requested, transmitted by telecopier or similar means, sent by overnight delivery service such as Federal Express or delivered against receipt to the party to whom it is to be given (i) at such party's address set forth in the preamble to this Employment Contract or (ii) to such other address as the party shall have furnished in writing in accordance with the provisions of this
Section 13. Any notice or other communication shall be deemed to have been given as of the date so delivered or transmitted by telecopier or similar means, the next business day after mailed by overnight delivery service or five days after the date so mailed.

          14.  ASSIGNMENT

          In the event of a future disposition of (or including) the properties and business of Employer, substantially as an entirety, by merger, consolidation, sale of stock or assets or otherwise, then Employer may elect to assign this Employment Contract and all of its rights and obligations hereunder to the acquiring or surviving corporation, provided that (i) such corporation shall assume in writing all of the obligations of Employer hereunder and upon such assumption Employer shall be relieved from all of its obligations hereunder and (ii) to the extent that such acquiring or successor corporation engages in any business other than the business conducted by Employer prior to such assignment, the formula for determining the bonus payable pursuant to
Section 4(b) shall be appropriately adjusted so that it is based entirely on the results of the business conducted by the Employer and not on any other business conducted by such acquiring or surviving corporation. Employee's rights under this Employment Contract shall not be transferable by assignment or otherwise.


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          15.  BINDING EFFECT

          This Employment Contract shall be binding upon and inure to the benefit of Employer, its successors and those who are its assigns under Section 14.

          16.  INVALID PROVISIONS

          If any provision hereof is held to be illegal, invalid or unenforceable under present or future laws effective during the term hereof, such provision shall be fully severable; this Employment Contract shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof; and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom. In lieu of such illegal, invalid or unenforceable provision there shall be added automatically as a part hereof a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

          17.  EXECUTION IN COUNTERPARTS

          This Employment Contract may be executed in counterparts, each of which shall be deemed an original, but both of which shall constitute one and the same instrument.

          18.  GOVERNING LAW

          This Employment Contract shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to conflict of laws.

          IN WITNESS WHEREOF, the parties have duly executed this Employment Contract as of the date first above written.



                                            SACKS ELECTRICAL SUPPLY CO., INC.


                                            By: /s/
                                               ------------------------------
                                               Title:

                                                /s/
                                               ------------------------------
                                               Jules Altshuler